Exhibit 99.1
Joint Filing Agreement
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed on behalf of the undersigned with respect to the beneficial ownership of shares of Common Stock of PLX Technology, Inc.
     This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.
     Dated as of March 16, 2010

Arbor Company, LLLP
By:	/s/ D. James Guzy, Sr.
Name:	D. James Guzy, Sr.
Title:	General Partner

D. James Guzy, Sr.
/s/ D. James Guzy, Sr.
Name:	D. James Guzy, Sr.

Marcia Guzy
/s/ Marcia Guzy
Name:	Marcia Guzy